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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Brinker International, Inc.:

        We consent to the incorporation by reference in Registration Statement Nos. 33-61594, 33-56491, 333-02201, 333-93755, 333-42224, 333-105720, and 333-125289 on Form S-8, 333-74902 on Form S-3 and 333-116879 on Form S-4 of Brinker International, Inc. of our reports dated August 22, 2008, with respect to the consolidated balance sheets of Brinker International, Inc. as of June 25, 2008 and June 27, 2007, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 25, 2008, and the effectiveness of internal control over financial reporting as of June 25, 2008, which reports appear in the 2008 Annual Report on Form 10-K of Brinker International, Inc.

        Our report dated August 22, 2008, with respect to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 25, 2008 and June 27, 2007, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 25, 2008 refers to the adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," in fiscal year 2006 and the adoption of the provisions of the Financial Accounting Standards Board's Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," in fiscal year 2008.

KPMG LLP
Dallas, Texas August 22, 2008

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  Exhibit 23